CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 32/Amendment No. 239 to Registration Statement Nos. 333-50540/811-05200 on Form N-4 of our report dated March 29, 2012, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of MetLife Investors Variable Annuity Account One, our report dated April 13, 2012, relating to the financial statements of MetLife Investors Insurance Company, and our report dated April 5, 2012, relating to the consolidated financial statements of General American Life Insurance Company and subsidiary, all appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 24, 2012